EXHIBIT 99.1

Crown Media Holdings Announces Revenue Increase of 50%

for Second Quarter of 2005

STUDIO CITY, CA. – August 9, 2005 - Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three and six months ended June 30, 2005.  In connection with the sale of the international business which was completed on April 26th, 2005, the operating results of the international business have been classified as discontinued operations in the accompanying statements of operations and for all cash flow information contained herein for the three and six months ended June 30, 2005.

Operating Highlights for the Quarter

•                  Revenue growth.  Crown Media’s net revenue in the second quarter of 2005 increased 50% to $45.7 million, from $30.4 million in the prior year’s second quarter. Advertising revenues for the quarter totaled $38.1 million, an increase of 44% from the second quarter of 2004.   Subscriber fee revenues increased 41% to $4.2 million as free carriage periods expired for certain subscribers.

•                  Subscriber increase.  Hallmark Channel U.S. subscribers increased 13% to 68.5 million as of June 30, 2005, from 60.6 million subscribers as of June 30, 2004.  The tremendous success of our grass roots efforts campaign in 2005 combined with the appeal of our original programming generated growth in subscribers through launches on new systems as well as expansion on existing systems.

•                  U.S. ratings success.  For the second quarter of 2005, Hallmark Channel delivered its second highest rated quarter ever, with strong double digit increases in all of its key demographic groups of adults and women in both total day and prime time.  The quarter was boosted by a record breaking month in June, which was marked by an increase in household coverage rating from 0.8 to 1.1 in prime time and the eighth consecutive month that Hallmark Channel has been a top ten cable channel in total day ratings.

•                  Strong showing from original programming.   Hallmark Channel’s ratings for the quarter were driven by a strong slate of movie premieres.  Three new Hallmark Channel Mystery movies were aired on Sunday nights averaging a 1.3 household rating and building upon the success of these franchises established in the first quarter.  In addition, three original movies delivered top rating performances, including a 2.6 household rating for the premiere of Out of the Woods.

“Our results to date reflect the Hallmark Channel as a national network with strong entertainment value and appeal,” stated David Evans, President and CEO of Crown Media.  “We offer more hours of original movies and mini-series than any other ad-supported cable network, which translates into our ability to attract more viewers and advertisers.  The second quarter was one of our strongest to date in terms of ratings, and the second half of the year is off to a great start with July delivering our highest monthly ratings in the channel’s history.  Advertising revenues demonstrated solid double digit growth as compared to 2004, continuing the trend we have delivered every quarter since the channel’s launch in 2001.  Our sponsorship solutions unit has 15 new projects committed for the new broadcast season, up from eight projects in the current season.   Subscriber fee revenues are increasing as the free carriage periods expire with some of our distributors, driving these revenues up by 65% for the year-to-date.  We continue to roll out the Movie Channel, and have received commitments for national advertising to support this new service.

“As we look ahead to the remainder of the year, we have a strong slate of originals to drive further ratings growth.  The first televised biography of Pope John Paul II will air exclusively on Hallmark Channel in a few weeks.  We will have new Hallmark Mystery Movies premiering in August, and over 30 hours of additional original mini-series and movies airing before year-end.  With 69 million subscribers at the end of July, we are confident in our ability to end the year with over 70 million subscribers across the U.S.”

Financial Results

Historical financial information is provided in tables at the end of this release.  In connection with the sale of the international business which was completed on April 26th, 2005, the operating results of the international business have been classified as discontinued operations in the accompanying statements of operations and for all cash flow information contained herein for the three and six months ended June 30, 2005.

Operating Results

Crown Media reported revenue of $45.7 million for the second quarter of 2005, a 50% increase from $30.4 million for the second quarter of 2004. Subscriber fee revenue in the second quarter increased 41% to $4.2 million, from $3.0 million in the prior year’s quarter, primarily as a result of the ending of free carriage periods for certain of our domestic distributors.  Advertising revenue increased 44% to $38.1 million during the quarter, from $26.5 million in the second quarter of 2004, reflecting growth in domestic subscribers, an increase in U.S. ratings and higher advertising rates and volume. Licensing fees for our film library increased to $3.2 million during the quarter, from $963,000 in the prior year’s quarter. Generally, our library sales are condensed in the second half of the year as this coincides with our customers’ purchasing for the upcoming programming schedules.

Crown Media reported revenue of $86.3 million for the six months ended June 30, 2005, a 35% increase from $63.8 million for the prior year’s period. Subscriber fee revenue for the six months ended June 30, 2005, increased 65% to $8.8 million, from $5.3 million in the prior year’s period.  Advertising revenue increased 43% to $72.0 million during the six months ended June 30, 2005, from $50.2 million in the prior year’s period. Licensing fees for our film library decreased to $5.3 million during the six months ended June 30, 2005, from $8.3 million in the prior year’s period. During the first quarter of 2004, the Company signed a significant library sales agreement with one customer, which was not replicated during the first quarter of 2005.

For the second quarter of 2005, cost of services increased 100% to $55.5 million from $27.7 million during the same quarter of 2004. Within cost of services, programming expenses increased 42% quarter over quarter to $28.4 million, because of higher quality programming for our domestic channels, including M*A*S*H, Judging Amy, Mystery Movies and JAG, and the related amortization.  For the three months ended June 30, 2005, amortization of film assets increased to $13.7 million from $1.3 million during the same quarter of 2004 primarily due to an increase in the internal use of the library assets by the Hallmark Movie Channel which began during the quarter.  Subscriber acquisition fee expense was $8.7 million in the second quarter of 2005 versus $6.1 million in same period of 2004. Our domestic subscribers increased from 60.6 million at June 30, 2004, to 68.5 million at June 30, 2005, and the Company incurred additional subscriber acquisition fees for this increase.  The Company amortizes these costs over the remaining life of the distribution agreement, which has resulted in a 43% increase in our subscriber acquisition fee amortization expense for the period ended June 30, 2005, as compared to the prior year period. Other cost of services increased over 100% from $248,000 to $4.7 million for the second quarter of 2005, due to a $4.1 million increase in bad debt expense during the quarter.  Selling, general and administrative expenses increased to $14.6 million for the three months ended June 30, 2005, from $11.9 million in the year earlier period primarily due to an increase in consulting expense and audit fees associated with our requirements under Sarbanes-Oxley, as well as administrative and legal matters associated with the timing of our periodic filings with the SEC and compensation expenses associated with restricted stock units.  Marketing expenses increased to $7.4 million for the three months ended June 30, 2005, from $6.2 million in the year earlier period primarily due to the second quarter 2005 Mystery Movie marketing campaign for the Hallmark Channel. In order to build upon the success of our 2004 Holiday promotion and assist with sales in our upfront season by driving up ratings, the Company has run the Mystery Movie promotion during 2005. The prior year’s marketing activity was significantly less as there were not as many tent pole programming events in the second quarter of 2004.

For the six months ended June 30, 2005, cost of services increased 57% to $100.5 million from $64.0 million during the prior year’s period. Within cost of services, programming expenses increased 44% period over period to $56.4 million.  For the six months ended June 30, 2005, amortization of film assets increased to $19.3 million from $8.7 million during the same period of 2004.  Subscriber acquisition fee expense was $18.2 million for the six months ended June 30, 2005, versus $12.0 million in same period of 2004. Other cost of services increased 56% from $4.2 to $6.5 million for the six months ended June 30, 2005.  Selling, general and administrative expenses increased to $26.8 million for the six months ended June 30, 2005, from $23.1 million in the year earlier period.  Marketing expenses increased to $17.3 million for the six months ended June 30, 2005, from $10.3 million in the year earlier period.

Adjusted EBITDA loss totaled $5.8 million for the second quarter of 2005, compared to an Adjusted EBITDA loss of $5.2 million for the same period last year. Cash used in continuing operating activities totaled $85.0 million for the second quarter of 2005 compared to $6.5 million for the same period last year.  A majority of the increase in cash used in operations was due to approximately $20.0 million of subscriber acquisition fee payments and $40.0 million of affiliate programming payments made during the second quarter of 2005.  The net loss for the three month period ended June 30, 2005, totaled $56.3 million, or $0.54 per share, compared to $40.6 million, or $0.39 per share, in the second quarter of 2004.

Adjusted EBITDA loss totaled $13.5 million for the six months ended June 30, 2005, compared to an Adjusted EBITDA loss of $7.5 million for the same period last year. Cash used in continuing operating activities totaled $97.8 million for the six months ended June 30, 2005 compared to $15.7 million for the same period last year. The net loss for the six month period ended June 30, 2005, totaled $107.2 million, or $1.03 per share, compared to $82.1 million, or $0.79 per share, in the prior year’s period.

Conference Call and Webcast to be Held Tuesday, August 9th at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the second quarter of 2005.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (888) 339-2688 (Domestic) or (617) 847-3007 (International) and requesting the “Crown Media Second Quarter Earnings” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, August 9, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 19995102.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in the U.S. to nearly 70 million subscribers.  Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes titles in the U.S. from its award-winning collection of movies, mini-series and films for exhibition in a variety of television media including broadcast, cable, video-on-demand and high definition television.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2004 and 10-Q Report for the quarter ended June 30, 2005.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization and amortization of film assets, but inclusive of impairment charges. We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our company on an ongoing basis using criteria that are used by other companies in our industry and investment bankers and analysts who track our industry. We believe that Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance and allows our management and investors to readily view operating trends, perform analytical comparisons and benchmark our company to similar companies in our industry. Our credit facility also contains covenants that are based on an adjusted EBITDA measure. Consequently, management views Adjusted EBITDA as a critical measure of our operating performance to meet our debt covenants and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company. We believe that Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since the majority of our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The cash costs of acquiring programming and adding subscribers are essentially discretionary expenditures. The adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Crown Media Holdings, Inc.

Selected Second Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Subscriber fees	$4,193	$2,971	$8,803	$5,344
Advertising	37,635	26,013	70,968	49,401
Advertising by Hallmark Cards	482	444	1,025	794
Film asset license fees	3,169	963	5,252	8,253
Other revenue	213	—	213	—
Total revenue	45,692	30,391	86,261	63,792
Cost of services:
Affiliate programming	10,202	7,845	20,093	15,235
Non-affiliate programming	18,211	12,208	36,342	23,841
Amortization of film assets	13,664	1,347	19,345	8,677
Subscriber acquisition fee amortization	8,695	6,091	18,203	12,032
Other cost of services	4,730	248	6,526	4,173
Total cost of services	55,502	27,739	100,509	63,958
Selling, general & administrative expenses	14,619	11,856	26,771	23,107
Marketing expense	7,420	6,215	17,250	10,336
Depreciation and amortization	1,182	1,627	2,532	3,311
Loss from continuing operations before interest expense	(33,031)	(17,046)	(60,801)	(36,920)
Interest expense	(17,444)	(14,393)	(34,340)	(28,611)
Income tax provision	(6)	—	(6)	—
Loss from continuing operations	(50,481)	(31,439)	(95,147)	(65,531)
Loss from discontinued operations, net of tax	(4,425)	(9,148)	(10,666)	(16,532)
Loss from sale of discontinued operations, net of tax	(1,349)	—	(1,349)	—
Net loss	$(56,255)	$(40,587)	$(107,162)	$(82,063)
Net loss per share, basic and diluted	$(0.54)	$(0.39)	$(1.03)	$(0.79)
Weighted average shares outstanding, basic and diluted	104,551	104,533	104,542	104,533

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands, except per share amounts)

	As of June 30,	As of December 31,
	2005	2004

ASSETS

Cash and cash equivalents	$5,570	$12,102
Accounts receivable, less allowance for doubtful accounts of $3,345 and $6,695, respectively	57,946	75,459
Program license fees - affiliates	29,621	40,048
Program license fees - non-affiliates	61,305	78,823
Subtitling and dubbing	—	1,143
Receivable from affiliate	22,017	16,644
Receivable from buyer of international business	2,542	—
Prepaid and other assets	9,466	13,887
Total current assets	188,467	238,106
Accounts receivable	8,756	6,798
Program license fees – affiliates	60,864	59,987
Program license fees - non-affiliates	144,920	135,372
Subtitling and dubbing	—	1,583
Film assets, net	438,250	599,013
Subscriber acquisition fees, net	99,651	120,013
Property and equipment, net	20,301	32,829
Goodwill	314,033	314,033
Prepaid and other assets	13,556	5,034
Total assets	$1,288,798	$1,512,768

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Accounts payable and accrued liabilities	$24,801	$40,228
Accrual for payment of restricted stock units	6,833	13,649
Subscriber acquisition fees payable	10,622	35,223
License fees payable to affiliates	2,905	—
License fees payable to non-affiliates	66,875	79,815
Payables to affiliates	15,551	13,512
Payable to buyer of international business	8,673	—
Credit facility and interest payable	179,162	479
Capital lease obligations	585	2,276
Deferred revenue	1,160	612
Deferred credit from technical services agreement	1,020	—
Total current liabilities	318,187	185,794
Accrued liabilities	25,178	21,617
Subscriber acquisition fees payable	—	678
License fees payable to affiliates	138,261	151,980
License fees payable to non-affiliates	127,936	111,761
Line of credit and interest payable to HC Crown	83,449	81,067
Payable to Hallmark Entertainment affiliates	100,000	100,000
Payable to buyer of international business	10,100	—
Senior unsecured note to HC Crown, including accrued interest	484,553	460,930
Credit facility	—	310,000
Capital lease obligations	16,484	22,817
Company obligated mandatorily redeemable preferred interest	12,846	11,488
Deferred credit from technical services agreement	5,709	—
Total liabilities	1,322,703	1,458,132
Commitments and contingencies
STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock, $.01 par value; 200,000,000 shares authorized; 73,936,925 and 73,863,037 shares issued and outstanding, respectively, as of June 30, 2005 and December 31, 2004	739	739
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of June 30, 2005 and December 31, 2004	307	307
Paid-in capital	1,387,505	1,365,450
Accumulated other comprehensive income	—	3,434
Accumulated deficit	(1,422,456)	(1,315,294)
Total stockholders’ equity (deficit)	(33,905)	54,636
Total liabilities and stockholders’ equity (deficit)	$1,288,798	$1,512,768

Crown Media Holdings, Inc.

Selected Second Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net loss	$(56,255)	$(40,587)	$(107,162)	$(82,063)
Loss from discontinued operations	4,425	9,148	10,666	16,532
Loss on sale of discontinued operations	1,349	—	1,349	—
Amortization of film assets	13,664	1,347	19,345	8,677
Subscriber acquisition fee amortization	12,120	8,854	24,838	17,481
Depreciation and amortization	1,472	1,627	3,111	3,311
Interest expense	17,444	14,393	34,340	28,611
Income tax provision	6	—	6	—
Adjusted earnings before interest, taxes, depreciation amortization and discontinued operations	$(5,775)	$(5,218)	$(13,507)	$(7,451)

Restricted stock unit and stock-based compensation	2,831	3,472	5,243	5,811
Programming, subtitling and dubbing amortization	28,167	20,456	56,640	39,882
Provision for allowance for doubtful account	2,063	(2,045)	1,117	(1,014)
Changes in operating assets and liabilities:
Additions to program license fees	(19,226)	(10,547)	(85,229)	(27,915)
Additions to subscriber acquisition fees	(2,933)	(8,544)	(4,426)	(13,319)
Decrease in subscriber acquisition fees payable	(22,843)	7,557	(25,278)	9,796
Interest paid	(3,282)	(3,229)	(8,079)	(6,743)
Changes in other operating assets and liabilities, net of adjustments above	(63,954)	(8,401)	(24,292)	(14,730)
Net cash used in continuing operating activities	$(84,952)	$(6,499)	$(97,811)	$(15,683)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net cash used in continuing operating activities	$(84,952)	$(6,499)	$(97,811)	$(15,683)

Net cash provide by (used in) investing activities	215,826	(619)	215,578	(683)

Net cash provided by (used in) financing activities	(130,495)	9,300	(109,252)	33,600

Net cash used in discontinued operations	(9,761)	(965)	(14,758)	(12,509)

Effect of exchange rate changes on cash	206	19	(289)	479

Net (decrease) increase in cash and cash equivalents	(9,176)	1,236	(6,532)	5,204
Cash equivalents, beginning of period	14,746	8,274	12,102	4,306
Cash equivalents, end of period	$5,570	$9,510	$5,570	$9,510

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